LETTER AGREEMENT

Distribution Agreement

July 1, 2019

AMG Distributors, Inc.

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Distribution Agreement between AMG Distributors, Inc. and AMG Funds IV, dated as of September 17, 2015, as amended from time to time (the “Distribution Agreement”)

Ladies and Gentlemen:

AMG Funds IV (the “Trust”) hereby notifies you that it desires to amend and restate Appendix A and Schedule A to the Distribution Agreement. Attached as Exhibit A is an amended and restated Appendix A to the Distribution Agreement, and attached as Exhibit B is an amended and restated Schedule A to the Distribution Agreement.

Please acknowledge your agreement to amend and restate Appendix A and Schedule A to the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds IV

By:	/s/ Thomas Disbrow
	Name:	Thomas Disbrow
	Title:	Treasurer, Chief Financial Officer
and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Distributors, Inc.

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	July 1, 2019

Exhibit A

AMENDED AND RESTATED APPENDIX A

AMG GW&K U.S. Small Cap Growth Fund

AMG Managers DoubleLine Core Plus Bond Fund

AMG Managers Fairpointe ESG Equity Fund

AMG Managers Fairpointe Mid Cap Fund

AMG Managers LMCG Small Cap Growth Fund

AMG Managers Montag & Caldwell Growth Fund

AMG Managers Pictet International Fund

AMG Managers Silvercrest Small Cap Fund

AMG River Road Dividend All Cap Value Fund

AMG River Road Dividend All Cap Value Fund II

AMG River Road Focused Absolute Value Fund

AMG River Road Long-Short Fund

AMG River Road Small-Mid Cap Value Fund

AMG River Road Small Cap Value Fund

Date: July 1, 2019

Exhibit B

AMENDED AND RESTATED SCHEDULE A

Class	Annual Rate of Average Daily Value of Net Assets
Class N	0.25	%*[1]

*	Subject to applicable limits imposed by FINRA Rule 2341 or any successor rule.
[1]

The Company may make payments to compensate for (i) payments the Distributor makes to other institutions and industry professionals, broker-dealers, a Fund’s investment adviser or sub-adviser (the “Adviser”) and its affiliates and subsidiaries and the Distributor and its affiliates or subsidiaries (collectively referred to as “Participating Organizations”), pursuant to an agreement in connection with providing administrative support services to the holders of a Fund’s Shares; (ii) payments to financial institutions and industry professionals (such as insurance companies, investment counselors, accountants and estate planning firms, banks and savings and loan associations), broker-dealers, the Adviser and its affiliates and subsidiaries, and the Distributor and its affiliates and subsidiaries in consideration for distribution services provided as contemplated by the 12b-1 Plan; or (iii) services rendered by the Distributor pursuant to the Distribution Agreement between the Trust and the Distributor.

Date: July 1, 2019